Exhibit 99.1

FOR IMMEDIATE RELEASE

Landmark Land Company, Inc. Declares $.10 Dividend

Upper Marlboro, MD., August 28, 2006 -— The Board of Directors of Landmark Land Company, Inc. (OTC:LLND) on August 26, 2006 declared a dividend of $.10 per share of the company’s common stock, payable in four quarterly installments of $.025 per share, to shareholders of record at the close of business on September 8, 2006, November 30, 2006, February 28, 2007 and May 31, 2007, respectively. The installments of dividend payments shall be payable on the first business day which is ten days after each record date.

Landmark Land Company, Inc. owns and manages for others interests in real estate and golf-oriented real estate developments in the U.S. and Europe.

CONTACT:	Gerald G. Barton Chairman Chief Executive Officer Landmark Land Company, Inc. 2817 Crain Highway Upper Marlboro, Maryland 20774 (301) 574-3330